Exhibit 99.2

Unaudited Consolidated Financial Statements of Sycamore.US, Inc. and Sycamore Services, Inc. as of and for the nine months ended September 25, 2009

The accompanying consolidated financial statements for Sycamore US as of and for the nine months ended September 25, 2009 are unaudited.

We prepared these interim consolidated condensed financial statements in conformity with U.S. generally accepted accounting principles, consistent in all material respects with those applied in Sycamore’s audited financial statements for the year ended December 31, 2009.

The interim financial information is unaudited, but reflects all normal adjustments that are, in our opinion, necessary to provide a fair statement of results for the interim periods presented. This interim information should be read in conjunction with the consolidated financial statements for the year ended December 31, 2009, contained elsewhere in this filing.

Sycamore Balance Sheet
September 25, 2009
(unaudited)
(in thousands)

Cash	$678
Accounts receivable	3,062
Prepaids	360
Current assets	4,100

Property, plant, & equipment	167
Other assets	14

Total assets	$4,281

Accounts payable	220
Debt	231
Accrued expense	133
Accrued compensation	912
Other current liabilities	273
Current liabilities	1,769

Total liabilities	1,769

Common stock	840
Additional paid-in capital	101
Accumulated deficit	1,571
Total equity	2,512

Total liabilities and equity	$4,281

Sycamore
Statement of Operations
(unaudited)
(in thousands)

Nine Months Ended September 25, 2009
Revenue
Services	14,490
Products	-
Total	14,490

Cost of Revenues
Services	10,268
Products	-
Total	10,268

Gross profit
Services	4,222
Products	-
Total	4,222

Operating expenses	3,565
Intangible Amortization	-
Operating income	657
Non-operating expense(income)	(2)
Income before taxes	659
Tax expense	-
Net income	659

Sycamore
Statement of Cash Flows

Nine Months Ended
September 25,
2009
(unaudited)
Net income	$659
Adjustments to reconcile net loss to net
Cash used in operating activities
Depreciation/Amortization	74
Decrease (increase) in balance sheet items
Receivables	156
Prepaid expenses	224
Accounts payable	(306)
Accrued expenses	335
Other balance sheet changes	(6)
Net cash provided by operations	1,136

Cash flows from investing activities
Net cash used in investing activities	-

Cash flows from financing activities
Cash distributions to shareholders	(427)
Repayment of debt	(91)
Net cash used in financing activities	(518)

Net increase in cash and cash equivalents	618
Cash and cash equivalents at beginning of period	60
Cash and cash equivalents at end of period	$678

Supplemental disclosure of cash flow information:
Cash paid for interest	$1
Cash paid for taxes	$-